NEWS

RELEASE______________________________________

FOR IMMEDIATE RELEASE

CONTACT:	Chris Mathis
512-434-3766

TEMPLE-INLAND ANNOUNCES COMPLETION

OF ITS NOTES TENDER OFFER

AUSTIN, Texas, December 13, 2007 – Temple-Inland Inc. (NYSE: TIN) today announced the completion of its previously announced tender offer for up to $500 million aggregate principal amount of its 6.750% Medium Term Notes (Series F) due 2009 (the "2009 Notes") and 7.875% Senior Notes due 2012 (the "2012 Notes" and, together with the 2009 Notes, the "Notes"). The tender offer commenced November 14, 2007 and expired at 12:00 midnight, New York City time, on December 12, 2007, under the terms of the Offer to Purchase, dated November 14, 2007, and the accompanying Letter of Transmittal.

Temple-Inland purchased a total of $500 million aggregate principal amount of Notes in the tender offer. The table below identifies the aggregate principal amount of each series of Notes validly tendered and purchased in the tender offer under the terms of the Offer to Purchase.

Title of Security	CUSIP No.	Acceptance Priority Level	Aggregate Principal Amount Outstanding Prior to Settlement of Tender Offer	Aggregate Principal Amount Tendered	Aggregate Principal Amount Purchased
6.750% Medium Term Notes (Series F) due 2009	87987HBF2	1	$300,000,000	$286,089,000	$286,089,000
7.875% Senior Notes due 2012	879868AH0	2	$500,000,000	$497,920,000	$213,911,000

Because the tender offer was oversubscribed, the amounts of each series of Notes purchased in the tender offer were determined in accordance with the priorities identified in the "Acceptance Priority Level" column in the table above and subject to the maximum $500 million aggregate principal amount for the tender offer. In accordance with the terms of the Offer to Purchase, Temple-Inland purchased all of the 2009 Notes validly tendered and not validly withdrawn and purchased $213,911,000 aggregate principal amount of the 2012 Notes, which represents a proration factor of approximately 43 percent. The applicable consideration for the Notes purchased, as calculated by the Dealer Managers and announced on November 29, 2007, plus accrued and unpaid interest, was paid today to the Depositary for distribution to holders. Notes that have been tendered but not accepted for purchase will be promptly returned to the

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tendering holders. As a result of the tender offer, $13,911,000 aggregate principal amount of the 2009 Notes and $286,089,000 aggregate principal amount of the 2012 Notes remain outstanding.

Temple-Inland's obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the accompanying Letter of Transmittal. This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer has been made only by, and pursuant to the terms of, the Offer to Purchase and the accompanying Letter of Transmittal, and the information in this news release is qualified by reference to such documents.

Citi and Goldman, Sachs & Co. are the Dealer Managers of the tender offer. Persons with questions regarding the tender offer should contact Citi at (212) 723-6106 or (toll-free) (800) 558-3745 (Attention: Liability Management Group) and Goldman, Sachs & Co. at (212) 902-9077 or (toll-free) (877) 686-5059 (Attention: Credit Liability Management Group). Questions regarding tenders of Notes or requests for copies of the Offer to Purchase, Letter of Transmittal or related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 387-1500 (for all others and toll-free).

About Temple-Inland Inc.

Temple-Inland Inc. is a holding company that, through its subsidiaries, operates four business segments: corrugated packaging, forest products, real estate, and financial services. The company is in the process of effecting a transformation plan that involves retaining its manufacturing operations – corrugated packaging and building products; spinning off its financial services segment to its stockholders; spinning off its real estate segment to its stockholders; and selling its strategic timberland, which the company completed on October 31, 2007. The company expects to complete the transformation plan by year-end 2007. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange. For more information about the company, visit the company's website at www.templeinland.com.

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